Exhibit 10.12

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

LICENSE AGREEMENT

This License Agreement (“Agreement”), dated           , 2018 is between Naxos International (Far East) Limited, a Hong Kong company, with its head office at Level 11, Cyberport 1, 1 Cyberport Road, Hong Kong (“Licensor”), and Naxos (Beijing) Culture & Communication Co., Ltd., a People’s Republic of China corporation, with offices at Building No.96, Yard No. 4,Sanjianfang-nanli, Chaoyang District, 100024, Beijing, PRC (“Licensee”).

RECITALS

WHEREAS, Licensor represents and warrants that it is free and clear to enter into this Agreement and that it has obtained the consent of all relevant rights owners to do so;

WHEREAS, Licensor represents and warrants that all costs of recording, musicians’ fees and other fees have been paid in full as required; and,

WHEREAS, Licensee represents and warrants that it can market, promote and exploit sound recordings to the secondary exploitation market,

Accordingly, the parties agree as follows:

1.                                      Definitions.  Terms defined in the preamble and the recitals of this Agreement have their assigned meaning, and the following terms have the meanings assigned to them:

1.1.                            “Content” has the meaning set forth in Section 3.

1.2.                            “Fields of Use” has the meaning set forth in Section 2.

1.3.                            “Net Revenue” means all payments, sales proceeds or other monies directly received or credited to Licensee’s account for the exploitation of the Content less any tax deducted by a licensing client if applicable.

1.4.                            “Reporting Statement” has the meaning set forth in Section 6.

1.5.                            “Sub-Licensee” means any third party entering into any agreement with the Licensee with respect to any rights granted under this Agreement.

1.6.                            “Term” has the meaning set forth in Section 4.

1.7.                            “Termination Notice” has the meaning set forth in Section 10.1.

1.8.                            “Territory” means the People’s Republic of China, excluding the Hong and Macau special administrative regions and Taiwan

2.                                      Rights Granted.  Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee the exclusive right to exploit the Content (as defined below) or to license third parties to use the Content in specific Fields of Use.  Fields of Use include the following:

a.                                      Synchronization with motion picture and television productions;

b.                                      Use in television or radio commercials;

c.                                       Sale in physical form if packaged with books or periodicals;

d.                                      Sale in physical form of special compilation not identical with compilations available on the Naxos, Marco Polo, Naxos World, Amadis, Capriccio, Dynamic, Altissimo, and any other Naxos-owned labels, provided the consent of the Licensor is first obtained;

e.                                       Any other reasonable use provided that the consent of the Licensor is first obtained;

f.                                        Streaming or downloading by digital service providers, provided that all deals are specifically authorized by Licensor, reported via Licensor’s reporting system, and that content/data preparation and delivery fees are first deducted;

g.                                      Public performance of the recordings; and,

h.                                      Sale in digital and/or physical form of special compilations not identical with compilations available on the Naxos, Marco Polo, Naxos World, Amadis, Capriccio, Dynamic, Altissimo, and any other Naxos-owned labels, or local/national versions of existing albums or compilations on these labels, provided that the consent of the Licensor is first obtained.  This shall be facilitated by licensee submitting said compilations, along with the requisite artwork and in the standard format (as communicated by Licensor’s approved digital distributor) to said digital distributor.  For the sake of clarity, this authorization is specific to content delivered via Licensor’s approved digital distributor;

i.                                         Use in the telecommunications sector.

2.1.                            Where the prior consent of the Licensor is required, Licensor may refuse such consent at its discretion and shall not be required to advise the Licensee of any reasons for the refusal.

2.2.                            Licensor may withdraw some or all of the recordings or content, without notice, if it believes it is appropriate to do so to avoid any potential legal action from third parties regardless of whether or not there has been notice of any potential action given to the Licensor and regardless of the potential outcome of any such action were it to be pursued.

2.3.                            Since the Licensor does not own the underlying musical works, the Licensee shall obtain the consent of the relevant owners of copyrighted musical works for all uses of the sound recordings and shall oblige any Sub-Licensee to do the same.

2.4.                            In the event any other obligations are to be met with respect to the use of the Content in the Territory and/or any other consents or payments required with respect to the use of the Content in the Territory, such obligations, consents and/or payments shall be the responsibility of the Licensee and/or any Sub-Licensee.

2.5.                            This license is subject to Licensee not representing any other Major Classical Music Catalogue.

3.                                      Content.  Content includes all sound recordings able to be sold in the Territory and that are now included in the Naxos, Marco Polo, Naxos World, Amadis, Capriccio, Dynamic, Ondine, Orfeo, Altissimo and other catalogs now owned or controlled or to be owned or controlled by Licensor in future.

3.1.                            Use of Recordings Synchronized with Pictures.  Licensee shall obtain the Licensor’s prior written consent before granting licenses for the use of recordings synchronized with pictures, featuring orchestras domiciled in the United Kingdom of Great Britain and in the United States.  Licensor does not own or control any underlying copyrighted musical works.

4.                                      Term.  The Term of this Agreement shall be from January 1, 2020 to December 31, 2022.  This Agreement shall automatically renew for additional three (3) year periods unless either party gives a six (6) months written notice of intent to terminate prior to the expiration of the term or any renewal thereof.  For the sake of clarity, the use of the Content by the Licensee before the date of execution of this Agreement but within the Term expressed within this Agreement shall be subject to the terms of this Agreement as such being the intent of the parties when the Content was used by the Licensee.

5.                                      Royalties.  Licensee shall pay Licensor [redacted] of all Net Revenue received by Licensee for all Fields of Use.  In the case where an Agent or an affiliated company of Licensee is involved, Licensee shall pay Licensor [redacted] the Net Revenue received from the Agent or affiliated company.  If withholding tax is payable on amounts due to Licensor, such cost shall be split evenly between Licensee and Licensor.

6.                                      Payment Terms.  Licensee shall pay Licensor every half year within thirty (30) days from the end of June / December whereas such payments shall be based on payments actually received by Licensee from customers in the preceding 6 months.  Each payment must be accompanied by a statement (“Reporting Statement”) detailing activity in the quarter including but not limited to contracts entered into during the preceding half year, the amounts received by Licensee, the amounts outstanding, the rights licensed and the names and other details of the users.  The Licensee shall also provide the Licensor with a list of all accounts receivable regardless of whether or not such receivables arose in the previous half year as well as any other information requested by Licensor from time to time.  For the sake of clarity, the amount due to the Licensor shall be based upon the value of the actual contracts entered into as set out in the Reporting Statement and become earned by the Licensor when the Reporting Statement is released and not before.  In the absence of any Reporting Statement, the amount taken to be earned by the Licensor shall be equal to any payments received by the Licensor from the Licensee, such amounts taken to be earned at the time that the payment is received and not before.

6.1.                            Currency.  The due payments shall be settled according to this Section 6 in Renminbi, the currency of The People’s Republic of China (“RMB”). Licensee shall make the payments in US Dollars or other foreign currency agreed by both parties, after converted from Renminbi based on the exchange rate on settlement day.

7.                                      Obligations of Licensor.  Licensor shall supply samples of the sound recordings in physical or digital form.  Licensor shall provide Licensee with user names and passwords for access to the naxos.com, naxosmusiclibrary.com, naxospokenwordlibrary.com, NaxosWorks, Naxos World and other websites operated by Licensor for the Licensee’s use, or its Agents or potential Sub-Licensees.  Licensor shall inform Licensee at regular intervals of any new sound recordings that are available to Licensee for secondary exploitation.

8.                                      Obligations of Licensee.  Licensee shall employ qualified sales and marketing persons and shall participate in all relevant conferences and conventions.  Licensee shall bear the costs associated with the employment of the sales and marketing persons and the participation in the conferences and conventions.  Licensee may appoint Agents to assist in the marketing and sale of the sound recordings.

9.                                      Audits.  Licensor may audit the Licensee’s accounts and the Licensee agrees to keep accurate and complete records for auditing purposes.  Licensor shall give Licensee a ten (10) day written notice of its intent to audit Licensee’s account.  Should the audit reveal a shortfall greater than ten percent (10%), Licensee shall bear the cost of the audit and Licensor shall have the right to terminate this Agreement.  Should the audit reveal a shortfall less than ten percent (10%) or any excess payments, Licensor shall bear the cost of the audit.

10.                               Termination.  This Agreement shall terminate upon the occurrence of any of the following:

10.1.                     Licensor may terminate this Agreement immediately by serving notice on Licensee that this Agreement is terminated (“Termination Notice”), such termination to be effective from the delivery of notice to the registered office of Licensee or its place of business, should:

i.                                         Licensee be placed in administration or receivership or go bankrupt;

ii.                                     Licensee appoint or have appointed an Administrator, Receiver or Trustee in Bankruptcy;

iii.                                 Licensee appoint or have appointed a Receiver or Conservator for any property of Licensee;

iv.                                  Licensee commit an act of insolvency or bankruptcy; or

v.                                      Any changes in the beneficial ownership of the Licensee occur.

10.2.                     If Licensor serves notice on Licensee that Licensor believes Licensee is insolvent and Licensee fails to provide Licensor with conclusive evidence that Licensee is not insolvent within fourteen (14) days of receipt of such notice, Licensor may terminate this Agreement by serving a Termination Notice on the Licensee, such termination to be effective from the delivery of notice to the registered office of the Licensee or its place of business.  Licensor and Licensee agree that in determining whether or not Licensee is insolvent, contingent liabilities should be regarded as though they are actual liabilities and that Licensor shall be the conclusive determiner of the adequacy of any evidence provided by the Licensee as to whether or not Licensee is insolvent.

10.3.                     In the event of a breach of this Agreement by the Licensee, Licensor may immediately terminate this Agreement by providing written notice to the Licensee that the Agreement is terminated, such termination to be effective from the delivery of notice to the registered office of the Licensee or its place of business.

11.                               Effect of Termination.

11.1.                     On Termination, Licensee agrees all agreements it has with any customers or agreements to be entered into with customers shall be considered assigned or transferred to Licensor or such other company as Licensor shall specify in the Termination Notice.

11.2.                     Licensee acknowledges that on Termination the immediate assignment of agreement with customers or agreements to be entered into is necessary and an award of damages would not provide adequate compensation for any loss or damages suffered by Licensor.

11.3.                     Licensee shall immediately deliver all customer and client files to Licensor or such other party as Licensor may nominate.  Further, Licensee shall immediately take such other action as reasonably required by Licensor.

11.4.                     Licensee agrees Licensor may provide Termination Notice or such other written notice as Licensor believes appropriate to customers or entities with whom agreements are to be entered advising that this Agreement with Licensee has been assigned to Licensor or such other company as Licensor may nominate in the written notice.

12.                               Assignment.  This Agreement may not be assigned by either party; provided, however, that Licensor may, without requiring consent of the other party, assign its rights and obligations under this Agreement to its holding company, or to any holding or subsidiary or associated company of its holding company or to any company acquiring substantially all the undertakings or assets of Licensor or its holding company or subsidiaries or associate companies; provided further, however, Licensor’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction.  Any purported assignment in violation of the preceding sentence shall be void.  For the purpose of this Section, an “associated company” shall mean a company which is associated with another company either through holdings of shares to an extent of not less than twenty five percent (25%) of its equity share capital or through common directors to an extent of not less than one third for the time being of the total number of directors.

13.                               Partial Invalidity.  If any of the terms and conditions or provisions of this Agreement are determined invalid, unlawful or unenforceable to any extent, such term, condition or provision shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.  The illegality, invalidity or unenforceability of any provision in this Agreement under any law shall not affect its legality, validity or enforceability under any other law nor the legality, validity or enforceability of any other provisions of this Agreement.

14.                               Indulgence.  Any time or indulgence or any waiver by the parties of any terms or conditions of this Agreement shall not affect any of the rights under this Agreement nor shall it be deemed a waiver of any continuing breach of the term or condition or breach of other terms or conditions of this Agreement or subsequent breach of such term or condition.

15.                               Jurisdiction.  This Agreement shall be governed by, and construed in all respects, in accordance with the laws of Hong Kong SAR.  Each party irrevocably submits to the non-exclusive jurisdiction of Hong Kong SAR courts and waives any objection to proceedings in such courts on the grounds of venue or inappropriate forum.

16.                               Licensee will prepare a Chinese translation of this agreement. In case of discrepancies between the translation and the original English-language document, the provisions and language of the original English-language document shall prevail.

IN AGREEMENT WHEREOF the parties hereto have executed this Agreement:

Licensor			Licensee
Naxos International (Far East) Limited			Naxos (Beijing) Culture & Communication Co., Ltd.

By:	/s/ Klaus HEYMANN	/s/ Seal	By:	/s/ YU He	/s/ Seal
Authorized Signatory			Authorized Signatory
Klaus HEYMANN			YU He
Director			President

26 October, 2018			2018.10.11
Date			Date

Hong Kong
Place			Place